DRAFT 10-6-09


                          CUSTODIAN SERVICES AGREEMENT

THIS AGREEMENT is made as of __________, 2009 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and FIRST TRUST GLOBAL CREDIT STRATEGIES FUND (the "Fund").

                              W I T N E S S E T H:

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.  As Used in This Agreement:
         (a)      "1933 Act" means the Securities Act of 1933, as amended.
         (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.
         (c) "Authorized Person" means any officer of the Fund and any other person authorized by the Fund to give Oral or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.
         (d) "Book-Entry System" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the SEC under the 1934 Act.

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         (e)      "Oral Instructions" mean oral instructions received by PFPC
                  Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. PFPC
                  Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.
         (f)      "SEC" means the Securities and Exchange Commission.
         (g)      "Securities Laws" mean the 1933 Act, the 1934 Act and the 1940
                   Act.
         (h) "Shares" mean the shares of beneficial interest of any series or class of the Fund.
         (i)      "Property" means:
                  (i) any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;
                  (ii) all income in respect of any of such securities or other investment items;
                  (iii) all proceeds of the sale of any of such securities or investment items; and
                  (iv) all proceeds of the sale of securities issued by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.
         (j) "Written Instructions" mean (i) written instructions signed by two Authorized Persons (or persons reasonably believed by PFPC Trust to be Authorized Persons) and received by PFPC Trust or
                  (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail or facsimile sending device.

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2.       Appointment. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund and PFPC Trust accepts such appointment and agrees to furnish such services. PFPC Trust shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Fund in a written amendment hereto. PFPC Trust shall not bear, or otherwise be responsible for, any fees, cost or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

3.       Compliance with Laws.
         PFPC Trust undertakes to comply with material applicable requirements of the Securities Laws and material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Fund or any other entity.

4.       Instructions.
         (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.
         (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Fund's board of directors or of the Fund's shareholders, unless and until PFPC Trust receives Written Instructions to the contrary.

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         (c)      The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust's ability to rely upon such Oral Instructions.

5.       Right to Receive Advice.
         (a) Advice of the Fund. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
         (b) Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC Trust, at the option of PFPC Trust). The Fund shall pay the reasonable cost of any counsel retained by PFPC Trust with prior notice to the Fund.
         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Fund, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel.
         (d)      Protection of PFPC Trust. PFPC Trust shall be indemnified by

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                  the Fund and without liability for any action PFPC Trust takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from or on behalf of the Fund, or from counsel and which PFPC Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.       Records; Visits.
         (a) The books and records pertaining to the Fund, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations provided the Fund provides PFPC Trust with written notice of such laws, rules and regulations, other than the 1940 Act and The Internal Revenue Code Of 1986, as amended, that are applicable. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC Trust's normal business hours upon reasonable advance notice; provided, however, the Fund's independent public accountants shall have access to such books and records without prior notice to PFPC Trust in order to comply with the requirements of Rule 17f-2 under the 1940 Act. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an authorized representative of the Fund, at the Fund's expense.

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         (b)      PFPC Trust shall keep the following records:
                  (i) all books and records as are customarily maintained by the custodian for a registered investment company.

7. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC Trust and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for PFPC Trust to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained; (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (e) it is released

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         by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted);
         (g) it is Fund information provided by PFPC Trust in connection with an independent third party compliance or other review; (h) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (i) it has been or is independently developed or obtained by the receiving party. PFPC Trust acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information ("Portfolio Information") with respect to the Fund. PFPC Trust agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 7 (other than the exception set forth above in this Section as Sub-item (a), which exception set forth in sub-item
         (a) shall not be applicable to the Fund's Portfolio Information), PFPC Trust will keep confidential the Fund's Portfolio Information and will not disclose the Fund's Portfolio Information other than pursuant to a Written Instruction (such Written Instruction may be a standing
         Written Instruction).

8. Cooperation with Accountants. PFPC Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund.

9. PFPC Trust System. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise,

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         patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.

10. Disaster Recovery. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.      Compensation.
         (a) As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Fund will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust. The Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.
         (b) The undersigned hereby represents and warrants to PFPC Trust that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC Trust or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC Trust to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the board of

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                  directors of the Fund and that, if required by  applicable law, such board of directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
         (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying PFPC Trust the fees and other amounts set forth in this Agreement and in the applicable fee letter.

12.      Indemnification.
         The Fund agrees to indemnify, defend and hold harmless PFPC
         Trust and its affiliates providing services under this Agreement, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) ("Claims") arising directly or indirectly from any action or omission to act which PFPC Trust takes in connection with the provision of services to the Fund. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC Trust's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC Trust's or its affiliates' activities under this Agreement. The provisions of this Section 12 shall survive termination of this Agreement.
         PFPC Trust agrees to defend, indemnify and hold the Fund and its officers, directors and employees harmless from any and all Claims arising directly or indirectly from the negligence, bad faith, reckless

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         disregard or willful misfeasance of PFPC Trust and its affiliates in the performance of its duties hereunder. Notwithstanding the foregoing, the Fund shall not be indemnified against any Claim caused by the Fund's or the Fund's other service providers' willful misfeasance, bad faith or negligence.
                  Indemnification Procedure.
                  (i) Notice of the Action. A party that seeks indemnification under this Agreement must promptly give the other party notice of any legal action; provided, however, that a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action.
                  (ii) Participating in or Assuming the Defense. The indemnifying party may participate in the defense at any time or it may assume the defense by giving notice to the other party. After assuming the defense, the indemnifying party:
                           (1) must select an attorney that is satisfactory to the other party;
                           (2) is not liable to the other party for any later attorney's fees or for any other later expenses that the other party incurs, except for reasonable investigation costs;
                           (3) must not compromise or settle the action without the other party's consent (but the other party must not unreasonably withhold its consent); and
                           (4)      is not liable for any compromise or
                                    settlement made without its consent.

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                  (iii)    Failing to Assume the Defense. If the indemnifying
                           party fails to participate in or assume the defense within 15 days after receiving notice of the action, the indemnifying party is bound by any determination made in the action or by any compromise or settlement made by the other party.

13.      Responsibility of PFPC Trust.
         (a) PFPC Trust shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Fund in a written amendment hereto. PFPC Trust shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. As set forth herein, and as may be agreed to in writing from time to time by PFPC Trust and the Fund with regard to such matters of liability, PFPC Trust shall be liable only for any damages arising out of PFPC Trust's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust's willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.
         (b)      Notwithstanding anything in this Agreement to the contrary,
                  (i) PFPC Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of

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                  nature; or non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above; (ii) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Trust reasonably believes to be genuine; and (iii) PFPC Trust shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such errors or omissions.
         (c) Notwithstanding anything in this Agreement to the contrary, neither party to this Agreement nor their respective affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party.
         (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.
         (e) Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 14(h)(ii)(B)
                  (4) and Section 14(h)(iii)(A) of this Agreement), the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

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         (f)      The provisions of this Section 13 shall survive termination of this Agreement.

14.      Description of Services.
         (a) Delivery of the Property. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Fund, including cash received as a result of the distribution of Shares, during the term of this Agreement. PFPC Trust will not be responsible for any assets until actual receipt.
         (b) Receipt and Disbursement of Money. PFPC Trust, acting upon Written Instructions, shall open and maintain separate accounts for the Fund (the "Account"). PFPC Trust shall maintain in the Account all cash and other assets received from or for the account of the Fund, subject to the terms of this Agreement.

                  PFPC Trust shall make cash payments from or for the Account of the Fund only for:
                  (i) purchases of securities in the name of the Fund, PFPC Trust, PFPC Trust's nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;
                  (ii) redemption of Shares of the Fund upon receipt of Written Instructions;
                  (iii) payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld "at source" will be governed by Section 14(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory, license and management fees which are to be borne by the Fund;
                  (iv) payment to, subject to receipt of Written Instructions, the Fund's transfer agent, as agent for the shareholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to shareholders, or, in lieu of paying the Fund's transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to shareholders in accordance with procedures mutually agreed upon from time to time by

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                           and among the Fund, PFPC Trust and the Fund's
                           transfer agent;
                  (v) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;
                  (vi) payments of the amounts of dividends received with respect to securities sold short;
                  (vii)    payments to PFPC Trust for its services hereunder;
                  (viii) payments to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and
                  (ix)     other payments, upon Written Instructions.
         PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Account.
         (c)      Receipt of Securities; Subcustodians.
                           PFPC Trust shall hold all securities received by it for the Account in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such securities shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund's board of directors, or any officer, employee or agent of the Fund withdraw any securities upon their mere receipt.

                           At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this Agreement with respect to domestic assets. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of applicable rules and regulations. Any such.

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                           arrangement will not be entered into without prior
                           written notice to the Fund (or as otherwise provided in the 1940 Act).

                           In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

                           Sub-custodians utilized by PFPC Trust may be subsidiaries or affiliates of PFPC Trust, and such entities will be compensated for their services at such rates as are agreed between the entity and PFPC Trust. PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

         (d) Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:
                  (i) deliver any securities held for the Fund against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;
                  (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments received by PFPC Trust as custodian whereby the authority of the Fund as owner of any securities may be exercised;
                  (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;
                  (iv) deliver any securities held for the Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation or other entity, or the exercise of any conversion privilege;
                  (v) deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation or other entity, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be

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                                                                   DRAFT 10-6-09

                           issued to it to evidence such delivery;
                  (vi) make such transfer or exchanges of the assets of the Fund and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;
                  (vii) release securities belonging to the Fund to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;
                  (viii) release and deliver securities owned by the Fund in connection with any repurchase agreement entered into by the Fund, but only on receipt of payment therefor; and pay out monies of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities;
                  (ix) release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;
                  (x) release and deliver securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;
                  (xi) release and deliver securities owned by the Fund for the purpose of redeeming in kind shares of the Fund upon delivery thereof to PFPC Trust; and
                  (xii) release and deliver or exchange securities owned by the Fund for other purposes.
         (e)

                  Use of Book-Entry System or Other Depository. PFPC Trust is authorized and instructed, on a continuous basis, to deposit in Book-Entry Systems and other depositories all securities belonging to the Fund eligible for deposit therein and to utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases

                                                                   DRAFT 10-6-09

                  and sales of securities by the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. Notwithstanding anything in this Agreement to the contrary, PFPC Trust's use of a Book-Entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act.


         PFPC Trust shall administer a Book-Entry System or other depository as follows:
                  (i) With respect to securities of the Fund which are maintained in a Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities belonging to the Fund.
                  (ii) Assets of the Fund deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.
                  PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.
         (f) Registration of Securities. All securities held for the Fund which are issued or issuable only in bearer form, except such securities held in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities held for the Fund may be registered in the name of the Fund, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominee of the Fund, PFPC Trust, Book-Entry System, depository or sub-custodian. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the

                                                                   DRAFT 10-6-09

                  name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may hold pursuant to this Agreement. With respect to uncertificated securities which are registered in the name of the Fund (or a nominee thereof), PFPC Trust will reflect such securities on its records based upon the holdings information provided to it by the issuer of such securities, but notwithstanding anything in this Agreement to the contrary PFPC Trust shall not be obligated to safekeep such securities or to perform other duties with respect to such securities other than to make payment for the purchase of such securities upon receipt of Oral or Written Instructions, accept in sale proceeds received by PFPC Trust upon the sale of such securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, and accept in other distributions received by PFPC Trust with respect to such securities or reflect on its records any reinvested distributions with respect to such securities of which it is informed by the issuer of the securities
         (g) Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of the Fund, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Fund, then Written Instructions or Oral Instructions must designate the person who owns such securities.
         (h)      Transactions Not Requiring Instructions. Notwithstanding

                                                                   DRAFT 10-6-09

                  anything in this Agreement requiring instructions in order to take a particular action, in the absence of a contrary Written Instruction PFPC Trust is authorized to take the following actions without the need for instructions:
                  (i)      Collection of Income and Other Payments.
                           (A) collect and receive for the account of the Fund, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Fund of such receipt and credit such income to the Fund's custodian account;
                           (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;
                           (C) receive and hold for the account of the Fund all securities received as a distribution on the Fund's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Fund and held by PFPC Trust hereunder;
                           (D) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, retired or otherwise become payable (on a mandatory basis) on the date such securities become payable; and
                           (E) take any action which may be necessary and proper in connection with the collection and receipt of the aforementioned income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.
                  (ii) Miscellaneous Transactions.
                           (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:
                                    (1)     for examination by a broker or
                                            dealer selling for the account of
                                            the Fund in accordance with street
                                            delivery custom;
                                    (2)     for the exchange of interim receipts

                                                                   DRAFT 10-6-09

                                            or temporary securities for
                                            definitive securities; and
                                    (3)     for transfer of securities into the
                                            name of the Fund or PFPC Trust or a
                                            sub-custodian or a nominee of one of
                                            the foregoing, or for exchange of
                                            securities for a different number of
                                            bonds, certificates, or other
                                            evidence, representing the same
                                            aggregate face amount or number of
                                            units bearing the same interest
                                            rate, maturity date and call
                                            provisions, if any; provided that,
                                            in any such case, the new securities
                                            are to be delivered to PFPC Trust.
                           (B) PFPC Trust shall:
                                    (1)     pay all income items held by it
                                            which call for payment upon
                                            presentation and hold the cash
                                            received by it upon such payment for
                                            the account of the Fund;
                                    (2)     collect interest and cash dividends
                                            received, with notice to the Fund,
                                            to the account of the Fund;
                                    (3)     hold for the account of the Fund all
                                            stock dividends, rights and similar
                                            securities issued with respect to
                                            any securities held by PFPC Trust;
                                            and
                                    (4)     subject to receipt of such
                                            documentation and information as
                                            PFPC Trust may request, execute as
                                            agent on behalf of the Fund all
                                            necessary ownership certificates
                                            required by a national governmental
                                            taxing authority or under the laws
                                            of any U.S. state now or hereafter
                                            in effect, inserting the Fund's name
                                            on such certificate as the owner of
                                            the securities covered thereby, to
                                            the extent it may lawfully do so.
                  (iii)    Other Matters.
                           (A) Subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and
                           (B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be

                                                                   DRAFT 10-6-09

                                    deducted or withheld "at source" by any
                                    relevant law or practice.
         (i)      Segregated Accounts.
                  (i) PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Fund. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:
                           (A) for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and
                           (B) upon receipt of Written Instructions, for other purposes.
                  (ii) PFPC Trust shall arrange for the establishment of IRA custodian accounts for such shareholders holding Shares through IRA accounts, in accordance with the Fund's offering document, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and with such other procedures as are mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent.
         (j) Purchases of Securities. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:
                  (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;
                  (ii) the number of shares or the principal amount purchased and accrued interest, if any;
                  (iii)    the date of purchase and settlement;
                  (iv)     the purchase price per unit;
                  (v)      the total amount payable upon such purchase; and
                  (vi) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for the Fund (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Fund the total amount payable to the person

                                                                   DRAFT 10-6-09

                           from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

         (k) Sales of Securities. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

                  (i) the name of the issuer and the title of the security, including CUSIP number if applicable;
                  (ii) the number of shares or principal amount sold, and accrued interest, if any;
                  (iii) the date of trade and settlement;
                  (iv)  the sale price per unit;
                  (v)   the total amount payable to the Fund upon such sale;
                  (vi) the name of the broker through whom or the person to whom the sale was made; and
                  (vii) the location to which the security must be delivered and delivery deadline, if any.

         PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form as is consistent with standard industry practice and may deliver assets and arrange for payment in accordance with standard industry practice.
         (l) Reports; Proxy Materials.
                  (i) PFPC Trust shall furnish to the Fund the following
                      reports:
                           (A) such periodic and special reports as the Fund may reasonably request;
                           (B)      a monthly statement summarizing all
                                    transactions and entries for the account of

                                                                   DRAFT 10-6-09

                                    the Fund, listing each portfolio security belonging to the Fund (with the corresponding security identification number) held at the end of such month and stating the cash balance of the Fund at the end of such month.
                           (C) the reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and
                           (D) such other information as may be agreed upon from time to time between the Fund and PFPC Trust.
                  (ii) PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events. For clarification, upon termination of this Agreement PFPC Trust shall have no responsibility to transmit such material or to inform the Funds or any other person of such actions or events.
         (m) Crediting of Accounts. PFPC Trust may in its sole discretion credit an Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust's actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in an Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. If PFPC Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in

                                                                   DRAFT 10-6-09

                  advance of PFPC Trust's actual receipt of the amount due,
                  (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. The Fund hereby grants to PFPC Trust and to each sub-custodian utilized by PFPC Trust in connection with providing services to the Fund a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to PFPC Trust and to each such sub-custodian of any advance or credit made by PFPC Trust and/or by such sub-custodian (including charges related thereto) to such Account. Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall be entitled to assign any rights it has under this sub-section (m) to any sub-custodian utilized by PFPC Trust in connection with providing services to the Fund which sub-custodian makes any credits or advances with respect to the Fund.
         (n) Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but

                                                                   DRAFT 10-6-09

                  not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.
         (o) Excess Cash Sweep. PFPC Trust will sweep any net excess cash balances daily into an investment vehicle or other instrument designated in writing by the Fund, so long as the investment vehicle or instrument is acceptable to PFPC Trust, subject to a fee, paid to PFPC Trust for such service, to be agreed between the parties. Such investment vehicle or instrument may be offered by an affiliate of PFPC Trust or by a PFPC Trust client and PFPC Trust may receive compensation therefrom.
         (p)      Foreign Exchange.
                  PFPC Trust, its sub-custodians and the respective affiliates of such entities (together, "Affiliated Entities") jointly or separately may act as principal and/or agent for foreign exchange ("FX") transactions for the Fund, and any of the Affiliated Entities may arrange FX transactions for the Fund with third parties that act as principal or agent. Affiliated Entities and third parties may receive fees and other

                                                                   DRAFT 10-6-09

                  compensation in connection with FX transactions for the Fund, and PFPC Trust may receive from such entities a portion of their fees or other compensation. Unless PFPC Trust itself is the principal for a FX transaction, PFPC Trust will not be responsible and shall have no liability for the actions or omissions of any principal (including any other Affiliated Entity) to any FX transaction for the Fund nor any responsibility to monitor the commercial terms of any such FX transactions.

15.      Duration and Termination.
         (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue until June 12, 2010 (the "Initial Term").
         (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or PFPC Trust provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.
         (c) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty
                  (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the

                                                                   DRAFT 10-6-09

                  Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.
                  In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Fund to the Fund. It may deliver them to a bank or trust company of PFPC Trust's choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars
                  ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses known at such time (such expenses include, without limitation, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, or to a bank or trust company pending appointment of such successor, and all trailing expenses incurred by PFPC Trust). PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs and expenses.

16. Notices. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, Philadelphia, Pennsylvania 19153, Attention: Edward
         A. Smith, II (or such other address as PFPC Trust may inform the Fund in writing); (b) if to the Fund, at 120 East Liberty Drive, Wheaton, IL 60187, Attention: W. Scott Jardine fax (630) 517-7437 (or such other address as the Funds may inform PFPC Trust in writing); or (c)

                                                                   DRAFT 10-6-09

         if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17. Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18. Assignment. PFPC Trust may assign this Agreement to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust gives the Fund thirty (30) days' prior written notice of such assignment.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.      Miscellaneous.
         (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
         (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions

                                                                   DRAFT 10-6-09

                  noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC
                  Trust's employees, and the Fund shall cause the Fund's sponsor and the Fund's affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Trust's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC Trust employee by the Fund, the Fund's sponsor or an affiliate of the Fund if the PFPC Trust employee was identified by such entity solely as a result of the PFPC Trust employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
         (c) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
         (d) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the

                                                                   DRAFT 10-6-09

                  obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PFPC Trust under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.
         (e) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
         (f) Information. The Fund will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Fund.
         (g) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.
         (h) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
         (i) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

                                                                   DRAFT 10-6-09

         (j) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
         (k) The Fund and PFPC Trust agree that the obligations of the Fund under the Agreement shall not be binding upon any of the directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund. The execution and delivery of this Agreement have been authorized by the directors of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such directors nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund.
         (l) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC
                  Trust may request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC Trust may also ask (and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

                                                                   DRAFT 10-6-09

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC TRUST COMPANY

                                        By:     _______________________

                                        Name:   Edward A. Smith, III

                                        Title:  Senior Vice President


                                        FIRST TRUST GLOBAL CREDIT
                                            STRATEGIES FUND


                                        By:     _______________________

                                        Name:   _______________________

                                        Title:  _______________________